Exhibit 99.1

Terry Blake

Media

+1-651-767-4766

terry.blake@us.lawson.com

Barbara Doyle

Investors and Analysts

+1-651-767-4385

barbara.doyle@us.lawson.com

Lawson Software to Report Fourth Quarter Fiscal 2007 Financial Results July 26

Company provides preliminary view of quarterly revenue and EPS

ST. PAUL, Minn., June 13, 2007 — Lawson Software, Inc. (Nasdaq: LWSN) today announced that the company will report fourth quarter fiscal 2007 results on Thursday, July 26, 2007, after the market closes. The company will host a conference call and webcast to discuss its fourth quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) July 26, 2007.

Lawson also reported that preliminary unaudited software license revenues for the fourth quarter ended May 31, 2007, are estimated to be in the range of $37 million to $40 million. Estimated license results are driven by a larger volume of signed transactions, fourth quarter seasonality, improved sales productivity and increased license revenues for the Lawson System Foundation product. Customers purchased the company’s Lawson System Foundation in greater volume than expected due to a price increase for this solution that was announced effective June 1, 2007.  As a result, the company sold $6 million more than originally anticipated. Although Lawson will continue selling Lawson System Foundation in future periods, the company would not anticipate sales of this product to impact future quarters to the same extent. The estimated software license revenue for the fiscal fourth quarter exceeds forecasts previously provided by the company in its press release dated April 9, 2007, and is not necessarily indicative of the results to be forecast by the company for future quarters.

As a result of the high Lawson System Foundation sales volume and other factors listed above, preliminary total GAAP (generally accepted accounting principles) and non-GAAP revenues for the fourth quarter are expected to be in the range of $201 million to $208 million. Variable expenses will increase commensurate with the preliminary revenue estimates. While expenses, interest and taxes are not finalized for Q4, based on preliminary review and using the effective tax rate assumed in the company’s prior guidance, the company anticipates that fourth quarter GAAP and non-GAAP earnings per share will exceed prior guidance by up to 2 cents per share.

The company’s estimates of preliminary results are subject to change. The company has not completed its preparation of its annual financial statements and its registered independent accounting firm has not completed its audit of the company’s financial statements for fiscal 2007.  As a result, matters may come to the attention of the company that may cause the company’s results to differ from the estimates provided in this release.

Conference Call and Webcast

A conference call and webcast to discuss its fourth quarter and fiscal year 2007 results and the company’s future outlook will be held at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) July 26, 2007. Interested parties should dial 888-396-9185 (passcode Lawson 726) and international callers 1-210-839-8500. A live webcast will be available on www.lawson.com. Interested parties should access the conference call or webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available for one week. The replay number is 888-662-6633 and international 1-402-220-6409. The webcast will remain on www.lawson.com for approximately one week.

About Lawson Software

Lawson Software provides software and service solutions to approximately 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson’s solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management.  Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements.  The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future.  Risks and uncertainties that may cause such differences include but are not limited to:  uncertainties in Lawson’s ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry;  uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company’s targeted industries; increased competition and other risk factors listed in the company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.